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                                                             RULE 424(B)(3)
                                        REGISTRATION STATEMENT NO. 33-52615
                                                             APPENDIX NO. 1
                                                         SEPTEMBER 18, 1995

PROSPECTUS SUPPLEMENT



                             SUN COMPANY, INC.


                        DIVIDEND REINVESTMENT PLAN

                     PROSPECTUS SUPPLEMENT NUMBER 1 TO
                      PROSPECTUS DATED MARCH 10, 1994



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     This Prospectus Supplement Number 1 relates to the Prospectus dated
March 10, 1994 (the "Prospectus") for the Sun Company, Inc. Dividend Reinvestment Plan (the "Plan").

     Effective September 18, 1995, the administration of the Plan has been transferred to First Chicago Trust Company of New York. Accordingly, certain provisions of the Plan are hereby amended effective the date hereof to accommodate the change in Plan administrators.

     For your reference convenience, this Supplement uses the same headings and numbers as the Prospectus. You should read this Supplement carefully together with the Prospectus. Except as otherwise amended or supplemented herein, the Plan as described in the Prospectus remains unamended and in full force and effect.

ADMINISTRATION

     6. Sun Company, Inc. has appointed First Chicago Trust Company of New York, Attn: Dividend Reinvestment Plans, P.O. Box 2598, Jersey City, NJ 07303-2598 (hereinafter "First Chicago") as the Plan administrator for all aspects of the Plan. The term "First Chicago" shall be substituted (i) for the term "Bank" wherever the latter term is utilized in the Prospectus and
(ii) for the term "Company" wherever the reference in the Prospectus is to administrative functions that now are to be performed by First Chicago.

OPTIONAL CASH PAYMENTS

     13. The Plan is amended to permit eligible holders of record of Sun Common Stock who have submitted a signed Authorization Card to make optional cash payments at any time. The requirement that at least one dividend payment be reinvested prior to making an optional cash payment is hereby eliminated.

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     14.  All optional cash payments may be made by check or money order in
United States dollars, payable to "First Chicago - Sun Company."

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

     19.  The second sentence in the second paragraph is amended to read:
"Such proceeds will be based on the average price of the shares sold by First Chicago on behalf of the Plan with respect to that particular trading transaction since First Chicago may engage in one or more trading transactions on behalf of the Plan during a single day."

TERMINATION OF PARTICIPATION

     21.  The first paragraph is amended and restated to read as follows:
"A Participant may terminate participation in the Plan at anytime by notice in writing to First Chicago. The request for termination will then be processed as promptly as possible. Any optional cash payments which had been sent to First Chicago prior to the request to terminate will be invested unless return of the amount is expressly requested in the request for termination and such request is received at least two business days prior to the Investment Date."

     The last sentence in the second paragraph is amended to read: "Such proceeds will be based on the average price of the shares sold by First Chicago on behalf of the Plan with respect to that particular trading transaction since First Chicago may engage in one or more trading transactions on behalf of the Plan during a single day."


COMMUNICATIONS REGARDING THE PLAN

     27.  All communications regarding the Plan should be directed to:

                    First Chicago Trust Company of New York
                    ATTN:  Dividend Reinvestment Plans
                    P.O. Box 2598
                    Jersey City, NJ  07303-2598
                    Telephone:  800-888-8494

     Be sure to include a reference to Sun Company, Inc.


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       The date of this Prospectus Supplement is September 18, 1995.